Exhibit 99.1

REVA Medical Board Member James Schiro Resigns for Health Reasons

San Diego, California (Thursday, July 24, 2014, PDT) — REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) announced today that James J. Schiro will step down from the Board, effective immediately, in order to undergo treatment after a diagnosis of multiple myeloma.

“Jim has been an exemplary board member who made outstanding contributions to our company,” said Robert B. Stockman, Chairman and CEO.  “His deep experience across financial services, corporate governance, strategic positioning, and his penchant to understand and ask critical questions about our technologies and markets together with the seriousness with which he carried out his responsibilities, have left an indelible mark on our Board.  Our management team and his fellow board members benefited greatly from Jim’s wise counsel and friendship. He and his family are in our thoughts and we are most thankful for his years of service.”

About REVA

REVA is a development stage medical device company located in San Diego, California, USA, that is focused on the development, testing, and eventual commercialization of its proprietary bioresorbable stent products, which are also called “scaffolds.” The Company’s technologies combine its stent designs with its proprietary polymer; these products are designed to offer full x-ray visibility, clinically relevant sizing, and a controlled and safe resorption rate. The Company has several products in clinical study phase. A total of 112 patients were enrolled in its most recent trial in Australia, Brazil, Europe, and New Zealand; they will be followed for a total of five years, with primary data to be obtained at nine and 12 months. REVA will require successful clinical results and regulatory approval before it can commercialize any of its products.

United States	Australia

Investor and Media Enquiries: REVA Medical, Inc. Cheryl Liberatore Director, Investor Relations and Marketing +1 858 966-3045	Investor Enquiries: Inteq Limited Kim Jacobs +61 2 9229 2700

Media Enquiries: Buchan Consulting Rebecca Wilson +61 3 9866 4722 Annabel Murphy +61 2 9237 2800

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE:  Level 6, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9231 3322 • +61 9229 2727 (FAX) • ARBN 146 505 777